Exhibit 99.1

Press Release

Ascendia Brands Appoints New Chief Financial Officer

•	John D. Wille Brings Nearly 30 Years of Consumer Products Experience –

LAWRENCEVILLE, NJ – August 21, 2006 -- Ascendia Brands, Inc., (Amex: ASB) named John D. Wille as its new Chief Financial Officer. Mr. Wille has nearly 30 years experience in financial management, mergers & acquisitions, and consumer products. He replaces Brian J. Geiger, who is retiring from the Company.

Mr. Wille was most recently Vice President and Chief Financial Officer of Russ Berrie & Company (NYSE: RUS), a leading designer, manufacturer and wholesale distributor of gift and infant/juvenile products, where his responsibilities also included corporate strategy, acquisitions, investor relations and corporate governance. Previously, he was Vice President of Finance and Chief Financial Officer of The Betesh Group, a $150 million designer and wholesale distributor of women’s handbags and other consumer products. Prior to The Betesh Group, Mr. Wille served as Vice President and Corporate Controller at Time Life, Inc., a $500 million publisher, direct response marketer and wholesale distributor of book, music and video products. Previously, Mr. Wille spent 10 years at The Franklin Mint, where he held various positions, including Vice President of Finance and Chief Financial Officer, as well as Vice President of Retail Operations and President of its Coin strategic business unit. Mr. Wille began his career at General Electric/RCA Service Company.

Mr. Wille received a Bachelor of Science degree from the McIntire School of Commerce at the University of Virginia in Charlottesville, VA.

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Joseph A. Falsetti, President and Chief Executive Officer of Ascendia Brands, commented, “Ascendia is quickly emerging as a leading consumer products company and we are pleased to attract a CFO with John’s breadth of industry experience and proven track record to help us continue our growth. I would also like to thank Brian for the considerable contribution he made to Ascendia and wish him well in his retirement.”

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®. The company is headquartered in Lawrenceville, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Company Contact:	Investor Contact:

John Wille	John G. Nesbett
Ascendia Brands, Inc.	IMS, Inc.
(609) 219-0930	(212) 668-0813